UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Supplemental Information Regarding Director Attendance

April 27, 2009

As we stated in our proxy statement dated March 25, 2009 with respect to our 2009 Annual General Meeting, all of our incumbent directors, except for Mr. Layton and Mr. Ross, attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2008.  Mr. Layton attended 62% of such meetings during 2008 and Mr. Ross attended one Board meeting in 2008. Because the Company is a Bermuda company operating outside of the United States, it holds its Board of Directors meetings outside of the United States and does not permit directors to participate in Board meetings by telephone from the United States.

Mr. Layton became chief executive officer E*Trade Financial Corporation in March 2008.  The immediate commitments from that appointment initially resulted in scheduling conflicts with some of the meetings of the Company’s Board of Directors.  Mr. Layton attended the Company’s February 2009 meetings and currently expects to attend all of the Company’s 2009 Board of Directors meetings. In 2007, Mr. Layton attended 100% of the meetings of the Board of Directors and committees of the Board of which he was a member.

Mr. Ross became a director of the Company in May 2008 in connection with a purchase by investment funds affiliated with him of Company Common Shares that resulted in proceeds to the Company of $250 million.  Investment funds affiliated with Mr. Ross have also agreed to provide a $361 million backstop commitment in connection with the Company’s acquisition of Financial Security Assurance Holdings, Ltd. (“FSAH”), pursuant to which they have agreed to purchase newly issued Common Shares of the Company, with the proceeds to the Company funding the cash purchase price of such acquisition.  The Company scheduled its 2008 Board of Director meetings before Mr. Ross became a director.  Although Mr. Ross had scheduling conflicts from his other business interests that prevented him from attending many of the Company’s Board of Directors meetings, Mr. Ross has made his expertise available to the Company outside of Board meetings, in addition to providing material financing assistance to the Company.  In cases of Board meetings where Mr. Ross was unable physically to attend the Board of Directors meeting, he had extensive discussions about the subject matter of each meeting with management and other Board members. Consequently his views on all topics were made clear to all other directors as well as management.  In addition, Mr. Ross frequently met with members of management, outside the context of Board meetings, and spent extensive amounts of time in connection with the

Company’s FSAH acquisition and with ratings agency matters affecting the Company.

The Board of Directors considers the service of both Mr. Layton and Mr. Ross on the Board to be beneficial to the Company despite limitations due to time constraints they have experienced in connection with their other business responsibilities.  Both Mr. Layton and Mr. Ross make significant contributions to the governance of the Company outside of formal Board meetings.  The skill, capability and knowledge that each of these directors possess makes them valuable to the  Company’s Board of Directors.